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                                                                    Exhibit 21.1

                    SUBSIDIARIES OF PACER INTERNATIONAL, INC.

Cross Con Transport, Inc.
Cross Con Terminals, Inc.
Interstate Consolidation Service, Inc.
Interstate Consolidation, Inc.
Intermodal Container Service, Inc.
Keystone Terminals Acquisition Corporation
Levcon, Inc.
Manufacturers Consolidation Service, Inc.
Manufacturers Consolidation Service of Canada, Inc.
Pacer Express, Inc. (formerly, Pacer Logistics, Inc.)
Pacer Integrated Logistics, Inc.
Pacific Motor Transport Company
PLM Acquisition Corporation
Conex Global Logistics Services, Inc.
GTS Transportation
RFI Group, Inc.
RFI International, LTD
Ocean World Lines, Inc.
International Logistics Management, Inc.
Railvan, Inc.
Pacer International, Inc.
Pacer de Mexico S.A. de C.V.